Exhibit 99.1


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NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
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Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

NELNET ANNOUNCES STOCK REPURCHASE PROGRAM

Lincoln, Neb. - Nelnet (NYSE: NNI), a leading education finance and education services company, announced today that its Board of Directors has approved a stock repurchase program under which Nelnet may buy back up to a total of 5,000,000 shares of its Class A Common Stock, which constitutes approximately 10% of the total of its outstanding Class A and Class B Common Stock. The timing and amount of repurchases, if any, will depend on market conditions, share price, trading volume, and other factors, including compliance with provisions of credit agreements and trading restriction periods during which the Company and its insiders are restricted from trading in the Company's securities. There is no assurance that the Company will repurchase shares during the approved period ending January 31, 2008.

Shares may be repurchased from time to time on the open market, through private transactions, or otherwise. Purchases will be reported on a quarterly basis in the Company's reports filed with the Securities and Exchange Commission. Purchases may be commenced, suspended, or discontinued at any time.

"The authorization of this program reflects our long-term focus on the education services industry and our belief in Nelnet's fundamental value. At the current price levels, and potentially in the future, it may make sense to use our capital to repurchase shares," commented Mike Dunlap, Nelnet Chairman and co-Chief Executive Officer.

Additional information regarding Nelnet may be found at www.nelnet.net.

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $21.3 billion as of March 31, 2006. Headquartered in Lincoln, Nebraska, it originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education, which we refer to as the FFEL Program or the FFELP.

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Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's stock repurchase program and Nelnet's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the effect of market conditions and liquidity and capital resources, relative increases in the yield which could be obtained from alternative investment of the funds that otherwise may be used to repurchase stock, changes in the terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.